UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 3, 2006

IKON Office Solutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-5964	23-0334400
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

70 Valley Stream Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-408-7427

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On April 3, 2006, IKON Office Solutions, Inc. (the "Company") entered into a definitive Asset Purchase Agreement with General Electric Capital Corporation ("GE"), effective April 1, 2006, pursuant to which GE agreed to purchase over $300 million of the Company’s U.S. lease receivables, together with certain related assets (the "Assets") and assume certain related liabilities (the "Sale"). The final purchase price for the Assets will be calculated based on the net book value of the Assets, less certain related liabilities, plus a sale premium, and is subject to certain post-closing adjustments. The transaction is expected to net the Company approximately $70 million after payment of related debt and taxes.

Amended and Restated Program Agreement

Pursuant to that certain Program Agreement among the Company, GE and GE Capital Information Technology Solutions, Inc. dated as of March 31, 2004 (the "Program Agreement"), the Company has an ongoing material relationship with GE, through which, among other things, the Company has designated GE as its preferred lease financing source in the U.S. Under the Program Agreement, the Company receives origination and certain other fees and income from sharing of gains on certain lease-end activities with respect to future leases funded by GE. On April 3, 2006, the Company amended and restated the Program Agreement, effective April 1, 2006, to reflect the occurrence of the Sale.

Item 8.01 Other Events.

On April 3, 2006, the Company issued a press release announcing the completion of the Sale. A copy of this press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

The following exhibit shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K:

99.1 Press Release dated April 3, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKON Office Solutions, Inc.

April 7, 2006	By:	Robert F. Woods

Name: Robert F. Woods
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	99.1 Press Release dated April 3, 2006